Exhibit 99.1

For Immediate Release

Contact: Dan Zajdel at (724) 485-4169

CONSOL Energy Reports Net Income of $113.3 million

Coal Production Guidance Lowered to 58 Million Tons

CNX Gas Production Guidance Raised to 89 Bcf

PITTSBURGH (July 30, 2009) – CONSOL Energy Inc. (NYSE: CNX), a high-Btu bituminous coal and natural gas company, reported net income attributable to CONSOL Energy shareholders for the quarter ended June 30, 2009 of $113.3 million, or $0.62 per dilutive share. This is 12% higher than the net income attributable to CONSOL Energy shareholders of $101.0 million, or $0.54 per dilutive share, for the quarter ended June 30, 2008.

“2009 continues to be a tactical year for the company,” said J. Brett Harvey, president and chief executive officer. “CONSOL Energy is reacting to ensure that coal production is in line with demand in a weakened economy. As a result, we’ve lowered our 2009 production guidance to 58 million tons. Our goal is to preserve per ton coal margins by not building inventory and controlling costs. Our financial strength, coupled with the completion of some existing efficiency projects, should ensure that CONSOL Energy will emerge as an even stronger competitor when the economy rebounds.”

“At CNX Gas,” Mr. Harvey continued, “we’ve raised production guidance from 87 Bcf to 89 Bcf, as results from our Marcellus Shale and coalbed methane programs continue to exceed expectations.”

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended June 30, 2009	Quarter Ended June 30, 2008	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Total Revenue and Other Income	$1,070.6	$1,210.9	$2,289.3	$2,236.6
Net Income attributable to CONSOL Energy shareholders	$113.3	$101.0	$309.2	$176.1
Earnings Per Share – diluted	$0.62	$0.54	$1.69	$0.95
Net Cash from Operating Activities	$316.5	$323.9	$566.2	$470.0
EBITDA	$281.6	$266.5	$671.1	$479.2
EBIT	$174.1	$170.7	$457.4	$290.7
Capital Expenditures	$196.9	$259.9	$496.4	$436.3
Cash (Provided by) Used in Other Investing Activities*	$(5.7)	$0.9	$(50.3)	$(16.5)

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates.

*	Represents net cash (provided by) used in investment in Equity Affiliates and Proceeds from Sales of Assets.

Quarter-To-Quarter Discussion of Financial Results

Total Revenue and Other Income was $1,070.6 million for the quarter ended June 30, 2009, compared with $1,210.9 million for the June 2008 quarter, or a decrease of 12%. The decrease was due to lower gas pricing and lower coal sales, but was partially offset by coal customer contract buyouts that resulted in $14 million of (pre-tax) other income.

Net income attributable to CONSOL Energy shareholders and earnings per share were $113.3 million, or $0.62 per dilutive share, for the just ended quarter. This compares with $101.0 million, or $0.54 per dilutive share. The improvement was due to higher coal pricing and higher gas production.

CONSOL Energy had net cash from operating activities of $316.5 million for the June 2009 quarter, with $87.6 million attributable to CNX Gas. For CONSOL Energy, this compares to $323.9 million for the June 2008 quarter, or a decrease of 2%.

CONSOL Energy had total capital expenditures of $196.9 million in the June 2009 quarter, with $80.2 million attributable to CNX Gas. For both CONSOL Energy and CNX Gas, quarterly capital expenditures in the June 2009 quarter are lower than the March 2009 quarter, as expected, as some projects already underway move toward completion.

Liquidity

As of June 30, 2009, CONSOL Energy had $371.0 million of short-term debt and $461.5 million in total liquidity, which is comprised of $100.7 million of cash and $360.8 million available to be borrowed under its $1.0 billion bank facility. As of June 30, 2009, CNX Gas Corporation had $81.0 million of short-term debt and $111.7 million in total liquidity, which is comprised of $7.6 million of cash and $104.1 million available to be borrowed under its $200.0 million bank facility.

COAL OPERATIONS – Period-To-Period Comparison

	Quarter Ended June 30, 2009		Quarter Ended June 30, 2008		Six Months Ended June 30, 2009	Six Months Ended June 30, 2008
Total Coal Sales (millions of tons)	13.4		17.5		28.8	33.5
Sales – Company Produced (millions of tons)	13.3		17.0		28.6	32.7
Coal Production (millions of tons)	14.4	*	16.6	*	30.4	32.8
Average Realized Price Per Ton – Company Produced	$56.36		$48.50		$58.08	$46.07
Operating Costs Per Ton	$35.01		$32.03		$33.58	$30.20
Non-Operating Charges Per Ton	$5.75		$5.44		$5.73	$5.30
DD&A Per Ton	$4.66		$4.14		$4.44	$4.03
Total Cost Per Ton – Company Produced	$45.42		$41.60	**	$43.75	$39.52	**
Operating Margins Per Ton	$21.35		$16.47		$24.50	$15.87
Financial Margins Per Ton**	$10.94		$6.90		$14.33	$6.55

Sales and production include CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced.

*	Includes 0.1 and 1.1 million tons of metallurgical grade coal for the quarters ended June 30, 2009 and 2008, respectively.
**	May not add due to rounding.

Quarter-to-Quarter Discussion of Coal Operations

Total coal sales were down in the June 2009 quarter, as the weak economy reduced coal burn at utilities and coal needs of steel companies.

“Because of the economy, CONSOL Energy is working with some of its customers to restructure shipments. We have long term relationships with our customers that we value highly, but we expect to capture the value for our shareholders in the contracts we have signed,” continued Mr. Harvey.

Coal production was 14.4 million tons in the June 2009 quarter, down from 16.6 million tons in the year-earlier quarter. Mr. Harvey continued, “We will match our production with actual customer shipments, so we will not build inventory. When shipments rebound, so will our production.”

Average realized price was $56.36 per ton, or 16% higher than in the year-earlier quarter, due mainly to contracts signed earlier in a stronger market.

Operating costs were $35.01 per ton, or 9% higher than in the year-earlier quarter. In general, operating costs per ton increased due to the reduced amount of tons produced from CONSOL Energy mines. Also, the longwall at Buchanan was idle throughout most of the quarter, while the continuous mining (CMs) equipment continued to operate. Tons mined from CMs are higher cost due to their labor and supply intensity. Labor costs also increased $0.66 per ton, partially due to labor contracts negotiated in 2007. Subsidence costs also increased by $0.94 per ton, primarily due to additional estimated Pennsylvania stream remediation requirements.

Total costs were $45.42 per ton, or 9% higher than in the year-earlier quarter, with most of the increase coming from operating costs. Operating margins were $21.35 per ton in the June 2009 quarter, an increase of 30% from $16.47 per ton, due to higher realized pricing per ton. Financial margins were $10.94 per ton, a 59% increase from the $6.90 per ton, also due to higher realized pricing.

Gas Operations

CNX Gas Corporation (NYSE: CXG), 83.3% of which is owned by CONSOL Energy, reported total net income attributable to CNX Gas shareholders of $33.0 million for the quarter ended June 30, 2009, compared with $64.3 million in the year earlier quarter. CNX Gas Corporation also issued its earnings release this morning. Additional information regarding CNX Gas Corporation financial and operating results for the quarter is available in its release and can be found in the investor section of its website: http://www.cnxgas.com

Guidance

CONSOL Energy continues to expect to invest $1.0 billion in its coal and gas businesses during calendar year 2009. The company continues to monitor and evaluate capital spending to ensure adequate liquidity and to preserve options for possible external investment. The company is committed to completing capital projects in progress, including those that increase capacity and efficiency. CNX Gas expects to invest largely from cash flow generated from operating activities for 2009.

GUIDANCE

	2009	2010	2011
COAL-COMMITTED TONS W/O PRICING	—	13.5	21.5
COAL-TONS WITH FIRM PRICING
Tons Committed and Priced (MM tons, 7/13/09)	58.2	39.4	18.7
Avg. Realized Price/Ton Committed & Priced	$58.39	$54.07	$50.77
COAL-TONS PRICED WITH COLLARS
Tons	0.3	3.6	5.9
Average Ceiling	$41.49	$47.63	$63.13
Average Floor	$37.54	$42.20	$52.64

Note: Tons priced with ceilings and floors are not included in tons with firm pricing; they are additive. Although there is no assurance that customers with contracts will perform under these contracts, CONSOL Energy expects to capture the value of contracts through negotiated or legal means.

CONSOL Energy has revised its production target from 60 million tons to 58 million tons for calendar year 2009. For the third quarter of 2009, CONSOL Energy expects production to be approximately 13.1 million tons.

CNX Gas raised its previously announced production guidance of 87 to 89 Bcf for calendar year 2009.

Outlook Summary

The U.S. economy continued to contract in the second quarter driven by a decrease in industrial production in the manufacturing sector. This has led to a reduction in electricity generation, thereby negatively impacting demand and consumption of steam coal and natural gas. Milder weather this summer in most areas of the U.S. has further exacerbated the demand situation which has resulted in higher than normal coal stockpiles and gas storage levels across the country.

Steam Coal and Natural Gas Outlook

Many domestic coal companies have responded to the reduced coal demand by reducing production. Industry experts predict coal production will be reduced by at least 100 million tons in 2009. Mr. Harvey noted, “CONSOL Energy has a long history of being a disciplined producer. This year several other coal producers have also curtailed production due to market conditions. We believe that coal production cuts will continue into next year and that this should bode well for a sustained recovery in coal contract prices.

“In addition, natural gas producers have rapidly idled drilling rigs since the beginning of the economic downturn, with total active natural gas drilling rigs declining by more than 50 percent. Industry analysts expect gas rig counts to remain relatively flat for the remainder of 2009 and 2010.

Metallurgical Coal Outlook

“Capacity utilization at steel plants in the U.S. continues to improve following substantial inventory destocking efforts in late 2008 and early 2009. Steel plant capacity utilization in the U.S. has steadily increased since its low in December 2008. In addition, there are reports that nearly all metallurgical spot coal is sold out for 2009 due to preemptive buying by China since the beginning of the year and met coal production cutbacks.” Mr. Harvey added, “Currently, the outlook is improving in the steel industry and we are cautiously optimistic regarding a recovery in metallurgical coal demand and pricing. We are seeing increased interest from South American and European steel producers who are methodically restarting previously idled blast furnaces and coking operations.”

Mr. Harvey concluded, “Although there is still much uncertainty in the economy, certain leading economic indicators have shown improvement. We believe that as the overall economy improves, coal production cuts will have a profound impact on contract prices. Furthermore, our low-cost position in coal and gas should enable us to outperform our peers during this bottoming process.”

# # #

CONSOL Energy Inc., a high-Btu bituminous coal and natural gas company, is a member of the Standard & Poor’s 500 Equity Index and the Fortune 500. It has 16 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. It is also a majority owner of CNX Gas Corporation, a leading Appalachian gas producer, with proved reserves of over 1.4 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy

EBIT & EBITDA Reconciliation

(000) Omitted

	Quarter Ended 6/30/09	Quarter Ended 6/30/08	Six Months Ended 6/30/09	Six Months Ended 6/30/08

Net Income Attributable to CONSOL Energy Shareholders	$113,339	$101,012	$309,158	$176,094

Add: Interest Expense	6,945	8,526	15,457	18,704
Less: Interest Income	(186)	(618)	(620)	(1,459)
Less: Interest Income on Black Lung Excise Tax Refund	(415)		(767)
Add: Income Taxes	54,416	61,798	134,151	97,351

Earnings Before Interest & Taxes (EBIT)	$174,099	$170,718	$457,379	$290,690

Add: Depreciation, Depletion & Amortization	107,475	95,775	213,694	188,503

Earnings Before Interest, Taxes and DD&A (EBITDA)	$281,574	$266,493	$671,073	$479,193

For purposes of this press release, references to “CONSOL Energy,” the “company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: the deteriorating economic conditions; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; reliance on customers honoring existing contracts, extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could impact financial results; increases in the price of commodities used in our mining operations could impact our cost of production; obtaining governmental permits and approvals for our operations; the effects of proposals to regulate greenhouse gas emissions; the effects of government regulation; the effects of stringent federal and state employee health and safety regulations; the effects of mine closing, reclamation and certain other liabilities; the effects of subsidence from longwall mining operations on surface structures, water supplies, streams and surface land; uncertainties in estimating our economically recoverable coal and gas reserves; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the current economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the disruption of pipeline systems which deliver our gas; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; our ability to acquire water supplies needed for drilling, or our ability to dispose of water used or removed from strata at a reasonable cost and within applicable environmental rules; the coalbeds and other strata from which we produce methane gas frequently contain impurities that may hamper production; the enactment of Pennsylvania severance tax on natural gas may impact results of existing operations and impact the economic viability of exploiting new gas drilling and production opportunities in Pennsylvania; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

# # #

SPECIAL INCOME STATEMENT

2nd Qtr 2009

In Millions

	Quarter Ended June 30, 2009
	COAL			Total Gas	Total Other	TOTAL
	Produced	Other	Total
Sales	$774	$8	$782	$153	$61	$996
Gas Royalty Interest	—	—	—	8	—	8
Freight Revenue	27	—	27	—	—	27
Other Income	—	13	13	1	25	39

Total Revenue and Other Income	801	21	822	162	86	1,070
Cost of Goods Sold	446	30	476	72	97	645
Gas Royalty Interests’ Costs	—	—		6	—	6
Freight Expense	27	—	27	—	—	27
Selling, General & Admin.	22	6	28	3	4	35
DD&A	74	3	77	25	6	108
Interest Expense	—	—	—	—	6	6
Taxes Other Than Income	65	—	65	3	2	70

Total Cost	634	39	673	109	115	897

Earnings Before Income Taxes	$167	$(18)	$149	$53	$(29)	173

Income Tax						(54)

Earnings Before Minority Interest						119

Minority Interest						(6)

Net Income						$113

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS of INCOME

(Unaudited)

(Dollars in thousands - except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Sales - Outside	$994,141	$1,111,410	$2,144,385	$1,997,735
Sales - Gas Royalty Interests	8,666	22,515	21,298	39,019
Sales - Purchased Gas	1,166	1,647	2,631	5,186
Freight - Outside	27,087	63,927	58,003	108,671
Other Income	39,505	11,397	62,999	86,016

Total Revenue and Other Income	1,070,565	1,210,896	2,289,316	2,236,627
Cost of Goods Sold and Other
Operating Charges (exclusive of depreciation, depletion and amortization shown below)	642,856	740,735	1,310,478	1,377,461
Gas Royalty Interests’ Costs	6,458	21,880	17,049	37,954
Purchased Gas Costs	390	1,522	1,920	4,943
Freight Expense	27,087	63,927	58,003	108,671
Selling, General and Administrative Expense	35,627	30,644	66,443	61,114
Depreciation, Depletion and Amortization	107,475	95,775	213,694	188,503
Interest Expense	6,945	8,526	15,457	18,704
Taxes Other Than Income	70,472	73,299	148,311	144,905

Total Costs	897,310	1,036,308	1,831,355	1,942,255

Earnings Before Income Taxes	173,255	174,588	457,961	294,372
Income Taxes	54,416	61,798	134,151	97,351

Net Income	118,839	112,790	323,810	197,021
Less: Net Income Attributable to Noncontrolling Interest	(5,500)	(11,778)	(14,652)	(20,927)

Net Income Attributable to CONSOL Energy Inc. Shareholders	$113,339	$101,012	$309,158	$176,094

Basic Earnings Per Share	$0.63	$0.55	$1.71	$0.96

Dilutive Earnings Per Share	$0.62	$0.54	$1.69	$0.95

Weighted Average Number of Common Shares Outstanding:
Basic	180,644,498	182,977,726	180,610,676	182,775,355

Dilutive	183,073,413	185,637,248	182,833,111	185,330,300

Dividends Paid Per Share	$0.10	$0.10	$0.20	$0.20

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) June 30, 2009	December 31, 2008
ASSETS

Current Assets:
Cash and Cash Equivalents	$108,311	$138,512
Accounts and Notes Receivable:
Trade	180,752	221,729
Other Receivables	20,921	79,552
Inventories	324,655	227,810
Deferred Income Taxes	63,103	60,599
Recoverable Income Taxes	—	33,862
Prepaid Expenses	228,462	221,750

Total Current Assets	926,204	983,814

Property, Plant and Equipment:
Property, Plant and Equipment	10,265,654	9,980,288
Less - Accumulated Depreciation, Depletion and Amortization	4,362,575	4,214,316

Total Property, Plant and Equipment - Net	5,903,079	5,765,972

Other Assets:
Deferred Income Taxes	301,511	333,543
Investment in Affiliates	77,706	72,996
Other	148,800	214,133

Total Other Assets	528,017	620,672

TOTAL ASSETS	$7,357,300	$7,370,458

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) June 30, 2009	December 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$232,136	$385,197
Short-Term Notes Payable	452,000	557,700
Current Portion of Long-Term Debt	22,231	22,401
Accrued Income Taxes	4,891	—
Other Accrued Liabilities	554,190	546,442

Total Current Liabilities	1,265,448	1,511,740
Long-Term Debt:
Long-Term Debt	391,856	393,312
Capital Lease Obligations	69,736	75,039

Total Long-Term Debt	461,592	468,351
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,494,054	2,493,344
Pneumoconiosis Benefits	194,984	190,261
Mine Closing	393,653	404,629
Gas Well Plugging	84,114	80,554
Workers’ Compensation	131,959	128,477
Salary Retirement	167,587	194,567
Reclamation	21,818	38,193
Other	155,300	185,996

Total Deferred Credits and Other Liabilities	3,643,469	3,716,021

Total Liabilities	5,370,509	5,696,112
Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 183,014,426 Issued and 180,665,103 Outstanding at June 30, 2009; 183,014,426 Issued and 180,549,851 Outstanding at December 31, 2008	1,830	1,830
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	1,013,810	993,478
Retained Earnings	1,279,979	1,010,902
Other Comprehensive Loss	(467,193)	(461,900)
Common Stock in Treasury, at Cost - 2,349,323 Shares at June 30, 2009 and 2,464,575 Shares at December 31, 2008	(78,150)	(82,123)

Total Consol Energy Inc. Stockholders’ Equity	1,750,276	1,462,187
Noncontrolling Interest	236,515	212,159

Total Equity	1,986,791	1,674,346

TOTAL LIABILITIES AND EQUITY	$7,357,300	$7,370,458

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended June 30 ,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating Activities:
Net Income	$118,839	$112,790	$323,810	$197,021
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	107,475	95,775	213,694	188,503
Stock-based Compensation	11,877	6,767	21,783	12,425
Gain on the Sale of Assets	(7,917)	(764)	(9,788)	(8,050)
Amortization of Mineral Leases	727	1,153	2,398	3,240
Deferred Income Taxes	18,036	54,568	34,488	68,996
Equity in Earnings of Affiliates	(3,439)	(2,290)	(6,800)	(3,645)
Changes in Operating Assets:
Accounts Receivable Securitization	—	18,500	—	29,900
Accounts and Notes Receivable	131,013	(29,208)	100,554	(110,856)
Inventories	(46,979)	9,700	(96,845)	(11,467)
Prepaid Expenses	16,185	16,198	18,505	19,289
Changes in Other Assets	20	481	5,347	13,822
Changes in Operating Liabilities:
Accounts Payable	(21,269)	34,874	(64,959)	21,058
Other Operating Liabilities	18,867	7,789	45,117	11,276
Changes in Other Liabilities	(33,915)	(1,098)	(30,977)	37,739
Other	6,946	(1,351)	9,919	726

Net Cash Provided by Operating Activities	316,466	323,884	566,246	469,977

Investing Activities:
Capital Expenditures	(196,859)	(259,935)	(496,419)	(436,277)
Net Investment in Equity Affiliates	1,370	(2,355)	2,090	(819)
Proceeds from Sales of Assets	4,357	1,477	48,184	17,280

Net Cash Used in Investing Activities	(191,132)	(260,813)	(446,145)	(419,816)

Financing Activities:
Proceeds from (Payments on) Miscellaneous Borrowings	(2,857)	1,306	(9,282)	6,307
Proceeds from (Payments on) Short-Term Borrowings	(68,400)	(73,000)	(105,700)	(40,500)
Tax Benefit from Stock-Based Compensation	257	10,473	397	19,994
Dividends Paid	(18,068)	(18,294)	(36,128)	(36,549)
Issuance of Treasury Stock	490	8,886	611	14,156
Purchases of Treasury Stock	—	(28)	—	(31)
Noncontrolling Interest Member Distribution	—	—	(200)	—

Net Cash Provided by (Used in) Financing Activities	(88,578)	(70,657)	(150,302)	(36,623)

Net Increase (Decrease) in Cash and Cash Equivalents	36,756	(7,586)	(30,201)	13,538
Cash and Cash Equivalents at Beginning of Period	71,555	62,775	138,512	41,651

Cash and Cash Equivalents at End of Period	$108,311	$55,189	$108,311	$55,189

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Treasury Stock	Total Consol Energy, Inc. Stockholders’ Equity	Noncontrolling Interest	Total Equity
Balance - December 31, 2008	$1,830	$993,478	$1,010,902	$(461,900)	$(82,123)	$1,462,187	$212,159	$1,674,346

(Unaudited)

Net Income	—	—	309,158	—	—	309,158	14,652	323,810
Treasury Rate Lock (Net of ($24) tax)	—	—	—	(41)	—	(41)	—	(41)
FASB 158 Long- Term Liability Adjustment (Net of $116 tax)	—	—	—	190	—	190	11	201
Gas Cash Flow Hedge (Net of $4,775 tax)	—	—	—	(5,442)	—	(5,442)	(1,085)	(6,527)

Comprehensive Income	—	—	309,158	(5,293)	—	303,865	13,578	317,443

Issuance of Treasury Stock	—	—	(3,953)	—	3,973	20	—	20
Issuance of CNX Gas Stock	—	—	—	—	—	—	121	121
Tax Benefit from Stock-Based Compensation	—	(110)	—	—	—	(110)	(1)	(111)
Amortization of Stock-Based Compensation Awards	—	16,942	—	—	—	16,942	15,190	32,132
Stock-Based Compensation Awards to CNX Gas	—	3,500	—	—	—	3,500	(2,916)	584
Net Change in Crown Drilling Noncontrolling Interest	—	—	—	—	—	—	(1,616)	(1,616)
Dividends ($0.20 per share)	—	—	(36,128)	—	—	(36,128)	—	(36,128)

Balance - June 30, 2009	$1,830	$1,013,810	$1,279,979	$(467,193)	$(78,150)	$1,750,276	$236,515	$1,986,791